Exhibit 99.(d)(1)

BRINKER CAPITAL DESTINATION TRUST

INVESTMENT ADVISORY AGREEMENT

THIS INVESTMENT ADVISORY AGREEMENT (“Agreement) is made as of the 24th day of September, 2020, by and between Brinker Capital Destinations Trust, a Delaware statutory trust (the “Trust”), on behalf of the series of the Trust indicated on Schedule A (each, a “Fund” and collectively, the “Funds”), which may be amended from time to time by written instrument executed by the parties to add additional Funds and Brinker Capital Investments, LLC., a limited liability company organized and existing under the laws of the State of Nebraska (the “Adviser”).

WHEREAS, the Trust is registered with the U.S. Securities and Exchange Commission (“SEC”) as an open-end investment company under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, each Fund is a series of the Trust having its own investment objective or objectives, policies, limitations and separate assets and liabilities; and

WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and engages in the business of providing investment management services; and

WHEREAS, the Trust, on behalf of each Fund, desires to retain the Adviser to render advice and services to each Fund pursuant to the terms and provisions of this Agreement, and the Adviser desires to furnish said advice and services;  and

WHEREAS, the Adviser agrees to serve as the investment adviser for each Fund on the terms and conditions set forth herein; and

WHEREAS, the Adviser may retain one or more sub-advisers (the “Sub-Advisers”) to render portfolio management services to the Funds pursuant to investment sub-advisory agreements between the Adviser and each such Sub-Adviser (each, a “Sub-Advisory Agreement”).

NOW, THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties to this Agreement, intending to be legally bound hereby, mutually agree as follows:

1.    APPOINTMENT OF ADVISER. The Trust hereby appoints the Adviser and the Adviser hereby accepts such appointment, to render investment advisory and related services to each Fund for the period and on the terms set forth in this Agreement, subject to the supervision and direction of the Trust’s Board of Trustees (the “Board”).

2.   DUTIES OF ADVISER.

(a)   GENERAL DUTIES.  Subject to the supervision of the Board, the Adviser shall act as investment adviser to each Fund and shall supervise investments of each Fund in accordance with the investment objectives, policies and restrictions of each Fund as provided in each Fund’s prospectus and statement of additional information, as currently in effect and as amended or supplemented from time to time (the “Registration Statement”), and in compliance with the requirements applicable to registered investment companies under applicable laws, including, but not limited to, the 1940 Act, the Commodity Exchange Act and the rules of the National Futures Association, and those requirements applicable to regulated investment companies under Subchapter M of the Internal Revenue Code of 1986, as amended (“Code”). It is understood and agreed that the Adviser shall have no obligation to initiate litigation on behalf of each Fund.

Without limiting the generality of the foregoing, the Adviser shall: (i) furnish each Fund with advice and recommendations with respect to the investment of each Fund’s assets and the purchase and sale of portfolio securities and other investments for each Fund, including the taking of such steps as may be necessary to implement such advice and recommendations (i.e., placing the orders); (ii) manage and oversee the investments of each Fund, subject to the ultimate supervision and direction of the Board; (iii) vote proxies for each Fund (or delegate such responsibility to vote proxies), and file beneficial ownership reports required by Sections 13(f) and 13(g) of the Securities Exchange Act of 1934 (the “1934 Act”) for the Fund; (iv) maintain records relating to the advisory services provided by the Adviser hereunder required to be prepared and maintained by the Adviser or each Fund pursuant to applicable law; (v) furnish reports, statements and other data on securities, valuations of Fund assets, economic conditions and other matters related to the investment of each Fund’s assets which the officers of the Trust may reasonably request; and (vi) render to the Board such periodic and special reports with respect to each Fund’s investment activities as the Board may reasonably request; and (vii) have full authority to retain Sub-Advisers to provide certain investment advisory services to each Fund, subject to the approval of the Board and the requirements of the 1940 Act.  In accordance with clause (vii), the Adviser may delegate certain of its duties under this Agreement with respect to a Fund to a Sub-Adviser or Sub-Advisers (including the rights and obligations set forth in Section 2(b) below) by entering into Sub-Advisory Agreements with one or more Sub-Advisers and, except as otherwise permitted under the terms of any exemptive relief granted to the Trust and Adviser by the SEC, or by rule or regulation, the Adviser may only enter into Sub-Advisory Agreements or materially amend Sub-Advisory Agreements with the approval of the Board and the approval of the shareholders of the affected Fund.  The Adviser shall be responsible for overseeing the performance of the Sub-Advisers and recommending changes in Sub-Advisers as appropriate.   The Adviser may pay the Sub-Adviser a portion of the compensation received by the Adviser hereunder; provided, however, that the Adviser shall remain fully liable for all of its obligations under this Agreement.

(b)   BROKERAGE. In connection with the investment and reinvestment of the assets of each Fund, the Adviser is authorized (and can delegate to Sub-Advisers) to select the brokers, dealers or futures commission merchants that will execute purchase and sale transactions for each Fund’s portfolio (the “Portfolio”), to execute for each Fund as its agent and attorney-in-fact standard customer agreements and other documentation in connection with opening trading accounts with such brokers, dealers or futures commission merchants, including, but not limited to, ISDA agreements, and to use all reasonable efforts to obtain the best available price and most favorable execution (“best execution”) with respect to all such purchases and sales of portfolio securities for said Portfolio. The Adviser may take into consideration, among other things, the best net price available; the reliability, integrity and financial condition of the broker-dealer; the size of and difficulty in executing the order; and the value of the expected contribution of the broker-dealer to the investment performance of each Fund on a continuing basis.  The price charged to a Fund in any transaction may be less favorable than that available from another broker-dealer if the difference is reasonably justified by other aspects of the portfolio execution services offered. The Adviser shall maintain records adequate to demonstrate compliance with the requirements of this section. Such records shall be made available to the Trust upon request.

In evaluating the ability of a broker-dealer to provide best execution with respect to a particular transaction, the Adviser may also consider the brokerage and research services provided (as those terms are defined in Section 28(e) of the 1934 Act). Consistent with any guidelines established by the Board and Section 28(e) of the 1934 Act, the Adviser is authorized to pay to a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for a Fund that is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if, but only if, the Adviser determines in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer -- viewed in terms of that particular transaction or in terms of the overall responsibilities of the Adviser to its discretionary clients, including the Fund. In addition, the Adviser is authorized to allocate purchase and sale orders for securities to brokers or dealers (including brokers and dealers that are affiliated with the Adviser, any Sub-Adviser or the Trust's principal underwriter) if the Adviser believes that the quality of the transaction and the commission are comparable to what they would be with other qualified firms. In no instance, however, will a Fund’s assets be purchased from or sold to the Adviser, any Sub-Adviser, the Trust's principal underwriter, or any affiliated person of either the Trust, Adviser, any Sub-Adviser or the principal underwriter, acting as principal in the transaction, except to the extent permitted by the SEC and the 1940 Act.

When the Adviser deems the purchase or sale of a security to be in the best interest of a Fund as well as of other clients, the Adviser, to the extent permitted by applicable laws and regulations and consistent with the Adviser’s duty to seek best execution, may aggregate orders of the Fund and of those other clients for the purchase or sale of the security. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Adviser in the manner it considers to be equitable and consistent with its fiduciary obligations to the Fund and to such other clients.

The Trust authorizes and empowers the Adviser to open and maintain trading accounts in the name of each Fund and to execute for each Fund as its agent and attorney-in-fact customer agreements with such broker or brokers as the Adviser shall select as provided herein.  The Adviser shall cause all securities and other property purchased or sold for a Fund to be settled at the place of business of the custodian or as the custodian shall direct.  All securities and other property of a Fund shall remain in the direct or indirect custody of the custodian except as otherwise authorized by the Board.

The Adviser further shall have the authority to instruct the custodian to pay cash for securities and other property delivered to the custodian for a Fund and deliver securities and other property against payment for a Fund, and such other authority granted by the Trust from time to time.  The Adviser shall not have authority to cause the custodian to deliver securities and other property or pay cash to the Adviser except as expressly provided herein.

3.    REPRESENTATIONS OF THE ADVISER. The Adviser represents, warrants and agrees that it:

(a)   has all requisite power and authority to enter into and perform its obligations under this Agreement;

(b)   has taken all necessary actions to authorize its execution, delivery and performance of this Agreement;

(c)   is registered as an adviser under the Advisers Act; and

(d)   has furnished to the Trust the Adviser’s most recent registration statement on Form ADV.

4.   REPRESENTATIONS OF THE TRUST. The Trust represents, warrants and agrees that it:

(a)   has all requisite power and authority to enter into and perform its obligations under this Agreement;

(b)   has taken all necessary actions to authorize its execution, delivery and performance of this Agreement; and

(c)   has furnished to the Adviser copies of each of the following documents: (i) the Agreement and Declaration of Trust of the Trust; (ii) the Amended and Restated By-Laws of the Trust; (iii) the resolutions of the Board approving the engagement of the Adviser as investment adviser of the Funds and approving the form of this Agreement; and (iv) current copies of a Fund’s Registration Statement.  The Trust shall furnish the Adviser from time to time with copies of all material amendments of or material supplements to the foregoing, if any.

5.   COVENANTS OF THE ADVISER.  The Adviser covenants that it shall:

(a)   maintain all licenses and registrations necessary to perform its duties hereunder in good order; and

(b)   maintain insurance in the types and in an amount at least equal to that disclosed to the Board in connection with their approval of this Agreement and shall provide prompt notice to the Trust (i) of any material changes in its insurance policies or insurance coverage; or (ii) if any material claims are reasonably expected to be made on its insurance policies. Furthermore, the Adviser shall, upon reasonable request, provide the Trust with any information it may reasonably require concerning the amount of or scope of such insurance.

6.   INDEPENDENT CONTRACTOR. The Adviser shall, for all purposes herein, be deemed to be an independent contractor, and shall, unless otherwise expressly provided and authorized to do so in this Agreement or another writing by the Trust to the Adviser, have no authority to act for or represent the Trust or each Fund in any way, or in any way be deemed an agent for the Trust or for each Fund. It is expressly understood and agreed that the services to be rendered by the Adviser to each Fund under the provisions of this Agreement are not to be deemed exclusive, and that the Adviser may give advice and take action with respect to other clients, including affiliates of the Adviser, that may be similar or different from that given to each Fund.

7.   ADVISER’S PERSONNEL. The Adviser shall, at its own expense, maintain such staff and employ or retain such personnel and consult with such other persons as it shall from time to time determine to be necessary to the performance of its obligations under this Agreement.

8.   EXPENSES.

(a)   With respect to the operation of each Fund, the Adviser shall be responsible for (i) providing the personnel, office space and equipment reasonably necessary to perform its obligations hereunder; and (ii) the costs of any special Board meetings or shareholder meetings convened for the primary benefit of the Adviser.

(b)   The Adviser and the Trust, on behalf of a Fund, may, but are not obligated to, enter into a separate agreement pursuant to which the Adviser agrees to waive its management fee and/or reimburse Fund expenses in order to limit the total annual operating expenses of the Fund at a level set forth in such agreement.

(c)   Each Fund is responsible for and has assumed the obligation for payment of all of its expenses, other than as stated in Section 8(a) above, including but not limited to: fees and expenses incurred in connection with the issuance, registration and transfer of its shares; brokerage and commission expenses; all expenses of transfer, receipt, safekeeping, servicing and accounting for the cash, securities and other property of the Trust for the benefit of the Fund including all fees and expenses of its custodian, shareholder services agent and accounting services agent; interest charges on any borrowings; costs and expenses of pricing and calculating its daily net asset value (including, without limitation, any equipment or services obtained for the purpose of pricing shares or valuing a Fund’s assets) and of maintaining its books of account required under the 1940 Act; taxes, if any; expenditures in connection with meetings of the Fund’s shareholders and the Board that are properly payable by the Fund; salaries and expenses of officers of  the Trust, including without limitation the Trust’s Chief Compliance Officer, fees of members of the Board or members of any advisory board or committee, and expenses of members of the Board or members of any advisory board or committee; insurance premiums on property or personnel of the Fund that inure to its benefit, including liability and fidelity bond insurance; the cost of preparing, printing and mailing reports, proxy statements and Registration Statement of the Fund or other communications for distribution to prospective and existing shareholders; legal, auditing and accounting fees; all or any portion of trade association dues or educational program expenses determined appropriate by the Board; fees and expenses (including legal fees) of registering and maintaining registration of its shares for sale under applicable securities laws; all expenses of maintaining and servicing shareholder accounts, including all charges for transfer, shareholder recordkeeping, dividend disbursing, redemption, and other agents for the benefit of the Fund, if any; and all other charges and costs of its operation plus any extraordinary and non-recurring expenses, except as herein otherwise prescribed.

(d)   Nothing herein shall prohibit the Trustees from approving the payment by the Trust of additional compensation to others for consulting services, supplemental research and security and economic analysis.

9.   INVESTMENT ADVISORY AND MANAGEMENT FEE.

(a)   Each Fund shall pay to the Adviser, and the Adviser agrees to accept, as full compensation for all services furnished or provided to such Fund pursuant to this Agreement, an annual management fee at the rate set forth in Schedule A to this Agreement.

(b)   The management fee shall be accrued daily by each Fund and paid to the Adviser on the first business day of the succeeding month.

(c)   The initial fee under this Agreement shall be payable on the first business day of the first month following the effective date of this Agreement and shall be prorated as set forth below. If this Agreement is terminated prior to the end of any month, the fee to the Adviser shall be prorated for the portion of any month in which this Agreement is in effect which is not a complete month according to the proportion which the number of calendar days in the month during which the Agreement is in effect bears to the number of calendar days in the month, and shall be payable within 10 days after the date of termination.

(d)   The fee payable to the Adviser under this Agreement will be reduced to the extent of any receivable owed by the Adviser to a Fund and as may be agreed to by the parties under any expense limitation agreement between the parties.

10.   CONFLICTS WITH TRUST’S GOVERNING DOCUMENTS AND APPLICABLE LAWS. Nothing herein contained shall be deemed to require the Trust or any Fund to take any action contrary to the Trust’s Agreement and Declaration of Trust, By-Laws, or any applicable statute or regulation, or to relieve or deprive the Board of its responsibility for and control of the conduct of the affairs of the Trust and each Fund. In this connection, the Adviser acknowledges that the Trustees retain ultimate plenary authority over each Fund and may take any and all actions necessary and reasonable to protect the interests of shareholders.

11.   REPORTS AND ACCESS.

(a)   The Adviser agrees to supply such information to the Trust as shall be reasonably necessary to permit the Trust’s service providers to satisfy their obligations and respond to the reasonable requests of the Board.

(b)   The Trust agrees to provide the Adviser such information about the Trust and each Fund as is necessary and appropriate for the Adviser to perform its services hereunder.

12.   ADVISER’S LIABILITIES; STANDARD OF CARE; INDEMNIFICATION.

(a)   The Adviser shall comply with all applicable laws and regulations in the discharge of its duties under this Agreement; and it shall (as provided in Section 2 above) comply with the investment policies, guidelines and restrictions of the Funds.

(b)   The Adviser shall not be obligated to perform any service not described in this Agreement, and shall not be deemed by virtue of this Agreement to have made any representation or warranty that any level of investment performance or level of investment results will be achieved.

(c)   In the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of the obligations or duties hereunder on the part of the Adviser, the Adviser shall not be subject to liability to the Trust or a Fund or to any shareholder of a Fund for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security by a Fund, including, without limitation for any error of judgment, for any mistake of law, for any act or omission by the Adviser or any affiliate of the Adviser or by any Sub-Adviser.  Notwithstanding the foregoing, federal securities laws and certain state laws impose liabilities under certain circumstances on persons who have acted in good faith, and therefore nothing herein shall in any way constitute a waiver or limitation of any rights which the Trust, a Fund or any shareholder of a Fund may have under any federal securities law or state law.

(d)   The Adviser shall indemnify and hold harmless the Trust from and against any and all claims, losses, liabilities or damages (including reasonable attorney's fees and other related expenses) resulting from the Adviser's willful misfeasance, bad faith or gross negligence in connection with the performance of the Adviser's obligations under this Agreement, or from the Adviser's reckless disregard of its obligations and duties under this Agreement; provided, however, that the Adviser's obligation under this Section 12 shall be reduced to the extent that the claim against, or the loss, liability or damage experienced by the Adviser, is caused by or is otherwise directly related to the Trust’s own willful misfeasance, bad faith or gross negligence, or to the reckless disregard of its duties under this Agreement.

(e)   The Trust shall indemnify and hold harmless the Adviser from and against any and all claims, losses, liabilities or damages (including reasonable attorney's fees and other related expenses) resulting from the Trust's willful misfeasance, bad faith or gross negligence in connection with the performance of the Adviser's obligations under this Agreement, or from the Trust’s reckless disregard of its obligations and duties under this Agreement; provided, however, that the Trust's obligation under this Section 12 shall be reduced to the extent that the claim against, or the loss, liability or damage experienced by the Adviser, is caused by or is otherwise directly related to the Adviser's own willful misfeasance, bad faith or gross negligence, or to the reckless disregard of its duties under this Agreement.

(f)   Neither the Adviser nor the Trust shall be liable for special, consequential or incidental damages.

(g)   No provision of this Agreement shall be construed to protect any Trustee or officer of the Trust, or officer of the Adviser, from liability in violation of Sections 17(h) and (i) of the 1940 Act.

13.   EXCLUSIVITY; TRADING FOR ADVISER’S OWN ACCOUNT. The services of the Adviser to the Trust and the Funds are not to be deemed exclusive, and the Adviser may act as investment adviser for any other person, and shall not in any way be limited or restricted from buying, selling or trading any securities for its or their own accounts or the accounts of others for whom it or they may be acting, provided, however, that the Adviser expressly agrees that it will undertake no activities which, in its reasonable judgment, will adversely affect the performance of its obligations to a Fund under this Agreement.  The Trust agrees that the Adviser may give advice and take action in the performance of its duties with respect to any of its other clients which may differ from advice given or the timing or nature of action taken with respect to the Trust. Nothing in this Agreement shall be deemed to require the Adviser, its principals, affiliates, agents or employees to purchase or sell for a Fund any security which it or they may purchase or sell for its or their own account or for the account of any other client.

14.   TERM. With respect to a Fund, this Agreement shall become effective on the date of execution of this Agreement or, if later, at the time the Fund commences operations pursuant to an effective amendment to the Trust’s Registration Statement under the Securities Act of 1933, as amended, and shall remain in effect for a period of two (2) years, unless sooner terminated as hereinafter provided. This Agreement shall continue in effect thereafter, with respect to a Fund, for additional periods not exceeding one year so long as such continuation is specifically approved at least annually by (i) the Board or by the vote of a majority of the outstanding voting securities of the Fund and (ii) the vote of a majority of the Trustees of the Trust who are not parties to this Agreement nor interested persons thereof, cast in person (or otherwise, as consistent with applicable laws, regulations and related guidance and relief) at a meeting called for the purpose of voting on such approval; provided, however, that if the shareholders of a Fund fail to approve the Agreement as provided herein, the Adviser may continue to serve hereunder in the manner and to the extent permitted by the 1940 Act and rules and regulations thereunder. The terms “majority of the outstanding voting securities” and “interested persons” shall have the meanings set forth in the 1940 Act, and the foregoing requirement that continuance of this Agreement be “specifically approved at least annually” shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder.

15.   RIGHT TO USE NAME. The name “Brinker Capital Destinations Trust” or any reasonable derivation of the same, and all rights to the use of the name “Brinker Capital Destinations Trust” belong to the Adviser and its affiliates, and the Adviser and its affiliates have the right to license such names to the Trust and the Funds.  In that regard, the Adviser has consented to the use by the Trust of the identifying words “Brinker Capital Destinations Trust” and have granted to the Trust a non-exclusive license to use the name “Brinker Capital Destinations Trust” as part of the name of Trust and the name of any Fund.  In the event that the Adviser or one of its affiliates is not appointed as investment adviser of the Trust or ceases to be the investment adviser of the Trust or of any Fund, the non-exclusive license granted herein may be revoked by the Adviser and, if so revoked, the Trust shall cease using the name “Brinker Capital Destinations Trust” as part of its name or the name of any Fund, unless otherwise consented to by the Adviser or any successor to its interests in such names.

16.   TERMINATION; NO ASSIGNMENT.

(a)   This Agreement may be terminated by the Trust on behalf of a Fund at any time without payment of any penalty, by the Board or by vote of a majority of the outstanding voting securities of the Fund, upon sixty (60) days’ written notice to the Adviser, and by the Adviser upon sixty (60) days’ written notice to the Fund. In the event of a termination, the Adviser shall cooperate in the orderly transfer of the Fund’s affairs and, at the request of the Board, transfer, at the Fund’s expense, any and all books and records of the Fund maintained by the Adviser on behalf of the Fund.

(b)   This Agreement shall terminate automatically in the event of its assignment.  The term “assignment” shall have the meaning set forth in the 1940 Act.

17.   BOOKS AND RECORDS.  In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Adviser hereby agrees that all records which it maintains for the Funds are the property of the Trust and further agrees to surrender promptly to the Trust copies of any of such records upon the Trust’s request, provided, however, that the Adviser may retain copies of any records to the extent required for it to comply with applicable laws. The Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records relating to its activities hereunder required to be maintained by Rule 31a-1 under the 1940 Act and to preserve the records relating to its activities hereunder required by Rule 204-2 under the Advisers Act for the period specified in said Rule.

18.   CONFIDENTIALITY; NONPUBLIC PERSONAL INFORMATION. Each party to this Agreement shall keep confidential any nonpublic information concerning the other party and will not use or disclose such information for any purpose other than the performance of its responsibilities and duties hereunder, unless the non-disclosing party has authorized such disclosure or if such disclosure is compelled by subpoena or is expressly required or requested by applicable federal or state regulatory authorities. Nonpublic information shall not include information a party to this Agreement can clearly establish was (a) known to the party prior to this Agreement; (b) rightfully acquired by the party from third parties whom the party reasonably believes are not under an obligation of confidentiality to the other party to this Agreement; (c) placed in public domain without fault of the party or its affiliates; or (d) independently developed by the party without reference or reliance upon the nonpublic information.

Notwithstanding any provision herein to the contrary, the Adviser agrees on behalf of itself and its managers, members, officers, and employees (1) to treat confidentially and as proprietary information of the Trust: (a) all records and other information relative to a Fund’s prior, present, or potential shareholders (and clients of said shareholders) and (b) any Nonpublic Personal Information, as defined under Section 248.3(t) of Regulation S-P (“Regulation S-P”), promulgated under the Gramm-Leach-Bliley Act (the “G-L-B Act”); and (2) except after prior notification to and approval in writing by the Trust, not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, or as otherwise permitted by Regulation S-P or the G-L-B Act, and if in compliance therewith, the privacy policies adopted by the Trust and communicated in writing to the Adviser.  Such written approval shall not be unreasonably withheld by the Trust and may not be withheld where the Adviser may be exposed to civil or criminal contempt or other proceedings for failure to comply after being requested to divulge such information by duly constituted authorities.

19.   ANTI-MONEY LAUNDERING COMPLIANCE. The Adviser acknowledges that, in compliance with the Bank Secrecy Act, as amended, the USA PATRIOT Act, and any implementing regulations thereunder (together, “AML Laws”), the Trust has adopted an Anti-Money Laundering Policy. The Adviser agrees to comply with the Trust’s Anti-Money Laundering Policy and the AML Laws, as the same may apply to the Adviser, now and in the future; provided, however, that the Adviser shall not be liable in respect of any failure by it to comply with changes to the Trust’s Anti-Money Laundering Policy of which it has not been notified in writing by the Trust a reasonable time in advance of the effectiveness of such changes.  The Adviser further agrees to provide to the Trust and/or the administrator such reports, certifications and contractual assurances as may be reasonably requested by the Trust. The Trust may disclose information regarding the Adviser to governmental and/or regulatory or self-regulatory authorities to the extent required by applicable law or regulation and may file reports with such authorities as may be required by applicable law or regulation.

20.   CERTIFICATIONS; DISCLOSURE CONTROLS AND PROCEDURES. The Adviser acknowledges that, in compliance with the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and the implementing regulations promulgated thereunder, the Trust and the Funds are required to make certain certifications and have adopted disclosure controls and procedures. To the extent reasonably requested by the Trust, the Adviser agrees to use its best efforts to assist the Trust and the Funds in complying with the Sarbanes-Oxley Act and implementing the Trust’s disclosure controls and procedures. The Adviser agrees to inform the Trust of any material development related to the Funds that the Adviser reasonably believes is relevant to the Funds’ certification obligations under the Sarbanes-Oxley Act.

21.   NOTIFICATION.  The Adviser agrees that it will provide prompt notice to the Trust about material changes in the employment status of key investment management personnel involved in the management of any Fund, material changes in the investment process used to manage any Fund, any changes in senior management, operations, financial condition or ownership of the Adviser’s firm and the occurrence of any event that would disqualify the Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

22.   NOTICES.  Notices and other communications required or permitted under this Agreement shall be in writing, shall be deemed to be effectively delivered when actually received, and may be delivered by US mail (first class, postage prepaid), by hand or by commercial overnight delivery service, addressed as follows:

All notices to Adviser shall be sent to:

Brinker Capital Investments, LLC

1055 Westlakes Drive

Berwyn, PA 19312

Fax: (610) 407-5407

Attention: Jason Moore

All notices to Trust shall be sent to:

Brinker Capital Destinations Fund

1055 Westlakes Drive

Berwyn, PA 19312

Fax: (610) 407-5407

Attention: Jason Moore

23.   AMENDMENT. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by all parties and only in accordance with the provisions of the 1940 Act and the rules and regulations promulgated thereunder.

24.   SEVERABILITY AND ENTIRE AGREEMENT. If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby. This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to this Agreement's subject matter.  In the event the terms of this Agreement are applicable to more than one Fund, the Trust is entering into this Agreement with the Adviser on behalf of the respective Funds severally and not jointly, with the express intention that the provisions contained in each numbered Section hereof shall be understood as applying separately with respect to each Fund as if contained in separate agreements between the Trust and Adviser for each such Fund.  In the event that this Agreement is made applicable to any additional Funds by way of a Schedule executed subsequent to the date first indicated above, provisions of such Schedule shall be deemed to be incorporated into this Agreement as it relates to such Fund so that, for example, the execution date for purposes of Section 14 of this Agreement with respect to such Fund shall be the execution date of the relevant Schedule.

25.   CAPTIONS. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

26.   GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the 1940 Act and the Advisers Act and any rules and regulations promulgated thereunder.

27.   COUNTERPARTS.  This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

28.   MISCELLANEOUS.  Where the effect of a requirement of the 1940 Act or the Advisers Act reflected in any provision of this Agreement is altered by a rule, regulation or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

BRINKER CAPITAL DESTINATIONS TRUST

By:	/s/ Donna M. Marley
Name: Donna M. Marley
Title: Chief Operating Officer

BRINKER CAPITAL INVESTMENTS, LLC

By:	/s/ Jason B. Moore
Name: Jason B. Moore
Title: Chief Solutions Officer

Schedule A

Fund:	Fee:
Destinations Large Cap Equity Fund	0.75%
Destinations Small-Mid Cap Equity Fund	0.90%
Destinations International Equity Fund	1.00%
Destinations Equity Income Fund	0.80%
Destinations Real Assets Fund	1.00%
Destinations Core Fixed Income Fund	0.65%
Destinations Low Duration Fixed Income Fund	0.70%
Destinations Global Fixed Income Opportunities Fund	0.85%
Destinations Municipal Fixed Income Fund	0.70%
Destinations Multi Strategy Alternatives Fund	1.35%

Schedule A